Exhibit 99.1

Electromed, Inc. Announces Record Fiscal 2025 Fourth Quarter and Full Year Financial Results

Record quarterly and annual revenues and operating income, marking the eleventh consecutive quarter of year-over-year revenue and operating income growth

NEW PRAGUE, Minn.--(BUSINESS WIRE)-- Electromed, Inc. (“Electromed”) (NYSE American: ELMD), a leader in innovative airway clearance technologies, today announced financial results for the three months ("Q4 FY 2025") and full year ended June 30, 2025 ("FY 2025").

Q4 FY 2025 Company Highlights

●	Net revenue increased 17.3% to a record $17.4 million in Q4 FY 2025, from $14.8 million in the fourth quarter of the prior fiscal year.

●	Operating income was a record $3.0 million, a 30.2% increase from the fourth quarter of the prior fiscal year.

●	Net income was $2.2 million, or $0.25 per diluted share, compared to $1.8 million, or $0.20 per diluted share in the fourth quarter of the prior fiscal year.

●	Electromed was added to the Russell 2000® and 3000® indexes in June 2025.

FY 2025 Company Highlights

●	Net revenue increased 17.0% to a record $64.0 million in FY 2025, from $54.7 million in the prior fiscal year.

●	Operating income increased 46.8% over the prior year to a record $9.7 million, or 15.1% of net revenues.

●	Net income was $7.5 million, or $0.85 per diluted share, compared to $5.2 million, or $0.58 per diluted share in the prior fiscal year.

●	Cash provided by operations totaled a record $11.4 million in FY 2025, compared to $9.1 million in the prior fiscal year.

●	Electromed repurchased $10.0 million of its common stock throughout FY 2025.

“Fiscal year 2025 was a banner year for Electromed – posting record revenues and profitability as our diverse growth initiatives yielded strong results,” said Jim Cunniff, President, and Chief Executive Officer. “Our direct sales and fulfillment model continues to be a key differentiator for Electromed in the airway clearance space. During the year, we strengthened our operational infrastructure with key new hires, and we allocated meaningful resources to improve operational efficiencies. Specifically, we began a manufacturing optimization plan to increase capacity that we expect to complete in fiscal year 2026 and have begun deploying a new CRM system designed to enhance our sales team’s efficiency and productivity. As in previous years, we continued to strategically expand our direct sales team in geographies where we expect high returns, while executing various initiatives to raise awareness of bronchiectasis, which is a disease that is misdiagnosed and underdiagnosed. Our strong results clearly demonstrate the important role HFCWO therapy plays in treating this awful disease, and we will continue to advance Electromed’s vision of being the most trusted provider in the airway clearance space.”

Q4 FY 2025 Results

All amounts below are for the three months ended June 30, 2025 and compare to the three months ended June 30, 2024.

Net revenues grew 17.3% to $17.4 million, from $14.8 million.

Revenue in our direct homecare business increased 14.8% to $15.4 million, from $13.4 million. The increase in revenue was primarily due to incremental referrals and approvals driven by an increase in direct sales representatives as well as higher net revenues per approval.

Gross profit increased to $13.6 million or 78.3% of net revenues from $11.3 million or 76.2% of net revenues. The increase in gross profit and gross margin was primarily due to increased revenue and higher net revenue per device.

Selling, general and administrative (“SG&A”) expenses were $10.3 million representing an increase of $1.5 million or 17.0%. The increase in the current period was primarily due to the increased salaries and incentive compensation related to the higher average number of personnel in the sales, sales support, marketing, and reimbursement teams to process higher patient referrals.

Operating income was $3.0 million or 17.5% of net revenues, compared to $2.3 million, or 15.7% of net revenues. This increase in operating income was primarily due to an increase in revenue and gross profit.

Net income increased by 20.6% to $2.2 million, or $0.25 per diluted share, compared to $1.8 million, or $0.20 per diluted share.

FY 2025 Summary

All amounts below are for the year ended June 30, 2025 ("fiscal 2025") and compare to the fiscal year ended June 30, 2024 ("fiscal 2024").

Net revenues for fiscal 2025 grew by 17.0% to a record $64.0 million, from $54.7 million in fiscal 2024.

Revenue in our direct homecare market increased year-over-year by 15.7% to $57.3 million, from $49.5 million. The increase in revenue was due to an increase in direct sales representatives and higher net revenues per approval. Field sales employees totaled 62 at year end, 55 of which were direct sales representatives. The annualized homecare revenue per weighted average direct sales representative in FY 2025 was $1,058,000, slightly higher than Electromed’s target range of $900,000 to $1,000,000.

Revenue in our non-homecare business grew to $6.7 million in fiscal 2025, an increase of $1.5 million, or 28.8%, from $5.2 million in fiscal 2024. The increase was primarily due to increased distributor and hospital revenue.

Gross profit increased to $50.0 million, or 78.1% of net revenues in fiscal 2025, from $41.7 million, or 76.3% of net revenues, in fiscal 2024. The increase in gross profit and gross margin was primarily due to increased revenue and higher net revenue per device.

Selling, general and administrative (“SG&A”) expenses were $39.3 million in fiscal 2025, representing an increase of $4.8 million or 14.0% from $34.5 million in fiscal 2024. The increase was primarily due to increased salaries and incentive compensation related to the higher average number of personnel in the sales, sales support, marketing, and reimbursement teams to process higher patient referrals.

Operating income was $9.7 million or 15.1% of net revenues in fiscal 2025, compared to $6.6 million, or 12.0% of net revenues in fiscal 2024.  This increase in operating income was primarily due to increases in net revenues and gross profit.

Net income for fiscal 2025 was $7.5 million, or $0.85 per diluted share, compared to $5.2 million, or $0.58 per diluted share in fiscal 2024.

As of June 30, 2025, Electromed had $15.3 million in cash, $24.7 million in accounts receivable and no debt, achieving a working capital of $34.6 million and total shareholders’ equity of $43.2 million. The cash balance reflects a decrease of $0.8 million for the twelve months ended June 30, 2025, compared to an increase in cash of $8.7 million in the twelve months ended June 30, 2024. The decrease in cash for the twelve months ended June 30, 2025, was driven by share repurchases of Electromed common stock totaling $10.0 million and $2.3 million of taxes paid in connection with net settlements and forfeitures of vested equity awards. These cash outflows were offset by $11.4 million of cash generated from operating activities, which represents an increase of $2.3 million over the prior year.

Conference Call and Webcast Information

The conference call with members of Electromed management will be held at 5:00 p.m. Eastern Time on Tuesday, August 26, 2025.

Interested parties may participate in the call by dialing (844) 826-3033 (Domestic) or (412) 317-5185 (International).

The live conference call webcast will be accessible in the Investor Relations section of Electromed’s website and directly via the following link: https://viavid.webcasts.com/starthere.jsp?ei=1726358&tp_key=03c4e0b55a

For those who cannot listen to the live broadcast, a replay will be available by dialing (844) 512-2921 (Domestic) or (412) 317-6671 (International) and referencing the replay pin number 10201085. Additionally, an online replay will be available for at least one year in the Investor Relations section of Electromed’s web site at: https://investors.smartvest.com/events-and-presentations/default.aspx

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. It is headquartered in New Prague, Minnesota, and was founded in 1992. Further information about Electromed can be found at www.smartvest.com.

Cautionary Statements

Certain statements in this press release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as “continue,” “expect,” “may,” “plan” “potential,” “should,” “will,” and similar expressions, including the negative of these terms, but they are not the exclusive means of identifying such statements. Forward-looking statements cannot be guaranteed, and actual results may vary materially due to the uncertainties and risks, known or unknown associated with such statements. Examples of risks and uncertainties for Electromed include,  but are not limited to, our ability to obtain reimbursement from Medicare, Medicaid, or private insurance payers for our products; component or raw material shortages, changes to lead times or significant price increases and changes to trade regulations (including, but not limited to, changes to tariffs); adverse changes to state and federal health care regulations; our ability to maintain regulatory compliance and to gain future regulatory approvals and clearances; entry of new competitors including new drug or pharmaceutical discoveries; adverse economic and business conditions or intense competition; wage and component price inflation; technical problems with our research and products; the risks associated with cyberattacks, data breaches, computer viruses and other similar security threats; changes affecting the medical device industry; our ability to develop new sales channels for our products such as the hospital or homecare distributor channels; adverse international health care regulation impacting current international business; our ability to renew our line of credit or obtain additional credit as necessary; and our ability to protect and expand our intellectual property portfolio, as well as other factors we may describe from time to time in Electromed’s reports filed with the Securities and Exchange Commission (including Electromed’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this press release. We undertake no obligation to update them in light of new information or future events.

Brad Nagel, Chief Financial Officer
(952) 758-9299
investorrelations@electromed.com

Mike Cavanaugh, Investor Relations
ICR Healthcare
(617) 877-9641
mike.cavanaugh@icrhealthcare.com

Source: Electromed, Inc.

Electromed, Inc.

Condensed Balance Sheets

	As of June 30,
	2025	2024
Assets
Current Assets
Cash and cash equivalents	$15,287,000	$16,080,000
Accounts receivable (net of allowances for credit losses of $45,000)	24,660,000	23,333,000
Contract assets	1,036,000	719,000
Inventories	3,299,000	3,712,000
Prepaid expenses and other current assets	392,000	329,000
Income tax receivable	408,000	—
Total current assets	45,082,000	44,173,000
Property and equipment, net	4,714,000	5,165,000
Finite-life intangible assets, net	371,000	657,000
Other assets	1,173,000	87,000
Deferred income taxes	2,462,000	2,152,000
Total assets	$53,802,000	$52,234,000

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$2,667,000	$1,010,000
Accrued compensation	5,079,000	3,893,000
Income tax payable	—	277,000
Warranty reserve	1,645,000	1,567,000
Other accrued liabilities	1,077,000	930,000
Total current liabilities	10,468,000	7,677,000
Other long-term liabilities	125,000	12,000
Total liabilities	10,593,000	7,689,000

Shareholders’ Equity
Common stock, $0.01 par value per share, 13,000,000 shares authorized; 8,349,176 and 8,637,883 shares issued and outstanding, as of June 30, 2025, and June 30, 2024, respectively	83,000	87,000
Additional paid-in capital	21,941,000	20,790,000
Retained earnings	21,185,000	23,668,000
Total shareholders’ equity	43,209,000	44,545,000
Total liabilities and shareholders’ equity	$53,802,000	$52,234,000

Electromed, Inc.

Condensed Statements of Operations

	Three Months Ended		Year Ended
	June 30,		June 30,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)
Net revenues	$17,393,000	$14,832,000	$64,000,000	$54,716,000
Cost of revenues	3,769,000	3,531,000	14,029,000	12,990,000
Gross profit	13,624,000	11,301,000	49,971,000	41,726,000

Operating expenses
Selling, general and administrative	10,282,000	8,790,000	39,315,000	34,489,000
Research and development	302,000	176,000	996,000	656,000
Total operating expenses	10,584,000	8,966,000	40,311,000	35,145,000
Operating income	3,040,000	2,335,000	9,660,000	6,581,000

Interest income, net	135,000	162,000	624,000	455,000
Net income before income taxes	3,175,000	2,497,000	10,284,000	7,036,000

Income tax expense	971,000	669,000	2,747,000	1,886,000
Net income	$2,204,000	$1,828,000	$7,537,000	$5,150,000

Income per share:

Basic	$0.26	$0.21	$0.89	$0.60

Diluted	$0.25	$0.20	$0.85	$0.58

Weighted-average common shares outstanding:
Basic	8,334,821	8,601,206	8,454,100	8,562,245
Diluted	8,718,900	8,997,310	8,914,421	8,864,585

Electromed, Inc.

Condensed Statements of Cash Flows

	Years Ended June 30,
	2025	2024
Cash Flows from Operating Activities
Net income	$7,537,000	$5,150,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,039,000	789,000
Impairment of intangible assets	212,000	—
Amortization of finite-life intangible assets	133,000	52,000
Share-based compensation expense	3,059,000	1,692,000
Deferred income taxes	(310,000)	(571,000)
Changes in operating assets and liabilities:
Accounts receivable	(1,327,000)	797,000
Contract assets	(317,000)	(232,000)
Inventories	175,000	459,000
Prepaid expenses and other assets	(959,000)	1,321,000
Income tax receivable, net	(685,000)	(59,000)
Accounts payable and accrued liabilities	1,650,000	(1,206,000)
Accrued compensation	1,186,000	875,000
Net cash provided by operating activities	11,393,000	9,067,000

Cash Flows from Investing Activities
Expenditures for property and equipment	(262,000)	(287,000)
Expenditures for finite-life intangible assets	(44,000)	(108,000)
Net cash used for investing activities	(306,000)	(395,000)

Cash Flows from Financing Activities
Issuance of common stock upon exercise of options	398,000	311,000
Taxes paid on net share settlement of stock awards	(2,278,000)	—
Repurchase of common stock	(10,000,000)	(275,000)
Net cash (used for) provided by financing activities	(11,880,000)	36,000
Net (decrease) increase in cash	(793,000)	8,708,000
Cash and cash equivalents
Beginning of period	16,080,000	7,372,000
End of period	$15,287,000	$16,080,000